Exhibit 99.1
IBEX Announces First Quarter of Fiscal Year 2024 Financial Results
WASHINGTON, DC— November 9, 2023—IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its first quarter ended September 30, 2023.

First Quarter 2024 Key Highlights
GAAP Financials:
•First quarter revenue of $124.6 million was on the higher end of first quarter guidance, 2.5% less than the prior year period mainly due to continued migration from onshore to higher margin offshore regions.
•Net income increased to $7.4 million from $6.5 million in the prior year quarter. Net income margins increased to 6.0%, from 5.1% in the prior year quarter.
•Diluted earnings per share increased to $0.39 from $0.35 in the prior year quarter.
Non-GAAP Financial Measures:
•Adjusted net income increased to $7.6 million from $6.8 million in the prior year quarter.
•Adjusted earnings per share increased to $0.40 from $0.36 in the prior year quarter.
•Adjusted EBITDA increased 6.2% to $13.7 million, over the prior year quarter. Adjusted EBITDA margin increased to 11.0%, up 90 bps over the prior year quarter and in line with first quarter guidance.
Other Metrics:
•Net cash position improved to $61.1 million with total debt of just $1.0 million as of September 30, 2023 from $56.4 million as of June 30, 2023, due to strong free cash flow generated throughout the quarter (see Exhibit 4 for reconciliation).
•Repurchased 134,524 shares at a total cost of $2.0 million in the first quarter, and a total of 419,136 shares through November 8 at a total cost of $6.7 million fiscal year to date.
•Four new client relationships were established in the HealthTech, FinTech, and Technology verticals.

“We are pleased to report that we executed well this quarter, delivering strong growth in profitability, cash flow, and EPS, while revenue came in at the high end of our guidance,” said Bob Dechant, CEO of ibex. “ibex continues to improve our operating performance by executing on our strategy of shifting to higher margin services and geographies, as demonstrated by our fifth consecutive quarter of year-over-year adjusted EBITDA margin expansion. Our sales pipeline continues to strengthen, as we remain confident in our brand and our ability to win high profile new clients, with four impressive new wins to start the year. In addition, we continue to make significant progress on our initiatives integrating generative AI and automation into our delivery platforms, reinforcing our belief that these technologies represent greater opportunity than risk for ibex.”

First Quarter Financial Performance
Revenue
•Revenue was $124.6 million, compared to $127.8 million in the prior year quarter, a decrease of 2.5%. Revenues were impacted by the continued shift of delivery from onshore to higher margin offshore regions. 75% of revenue was delivered from these higher margin regions in the current quarter, up from 70% in the prior year quarter.
•Revenue growth in our HealthTech and Retail and E-Commerce verticals was offset by a decline in our FinTech vertical.
Net Income and Earnings Per Share
•Net income increased to $7.4 million compared to $6.5 million in the prior year quarter. Diluted earnings per share increased to $0.39 compared to $0.35 in the prior year quarter. The increase was primarily the result of stronger operating margins and interest income, partially offset by higher tax expense.
•Net income margin increased to 6.0% compared to 5.1% in the prior year quarter.
•Non-GAAP adjusted net income increased to $7.6 million, compared to $6.8 million in the prior year quarter. Non-GAAP adjusted diluted earnings per share increased to $0.40, compared to $0.36 in the prior year quarter (see Exhibit 1 for reconciliation).
Adjusted EBITDA
•Adjusted EBITDA increased to $13.7 million, compared to $12.9 million in the prior year quarter (see Exhibit 2 for reconciliation), driven by stronger operating results from higher capacity utilization and an increased mix of higher margin nearshore and offshore delivery.
•Adjusted EBITDA margin increased to 11.0%, compared to 10.1% in the prior year quarter (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Cash flow from operations increased to $8.7 million, compared to $5.6 million in the prior year quarter.
•Capital expenditures were $2.1 million compared to $3.6 million in the prior year quarter.
•Free cash flow increased to $6.6 million, compared to $2.0 million in the prior year quarter (see Exhibit 3 for reconciliation).
•Cash and cash equivalents improved to $62.0 million and availability on our revolving line of credit was $72.6 million as of September 30, 2023, compared to cash and cash equivalents of $57.4 million and availability on our revolving credit facilities of $71.9 million as of June 30, 2023.
•Net cash position improved to $61.1 million as of September 30, 2023 from $56.4 million as of June 30, 2023 (see Exhibit 4 for reconciliation).

“Looking forward to the remainder of 2024, we are confident in the resiliency of our business, supported by the client diversification and strategic vertical expansions we’ve built over the preceding years. As a result of our solid start to the year, we remain confident in our execution which is reinforced by our reiteration of prior guidance and our share repurchase program,” said Taylor Greenwald, CFO of ibex. “We believe our recent client wins and strength of our pipeline will return ibex to growth later in the year and position us well as we head into fiscal year 2025.”

Fiscal Year 2024 Reaffirmed Guidance

•     Fiscal year 2024 revenue between $525 to $535 million.
•Adjusted EBITDA margin of approximately 13%.
•     Capital expenditures of $15 to $20 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its first quarter of fiscal year 2024 financial results at 4:30 p.m. Eastern Time today, November 9, 2023. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.

Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.
ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA margin to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains or losses, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; geopolitical conditions, including developing or ongoing conflicts; our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, Senior Director PR and Communication, ibex, daniel.burris@ibex.co

IBEX Limited
Unaudited Consolidated Statements of Financial Position

	September 30, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$62,029	$57,429
Accounts receivable, net	90,114	86,364
Prepaid expenses	6,843	6,616
Due from related parties	98	43
Tax advances and receivables	6,201	5,965
Other current assets	2,230	2,190
Total current assets	167,515	158,607

Non-current assets
Property and equipment, net	37,890	41,151
Operating lease assets	67,146	70,919
Goodwill	11,832	11,832
Deferred tax asset, net	4,340	4,585
Other non-current assets	6,757	6,230
Total non-current assets	127,965	134,717
Total assets	$295,480	$293,324

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$18,240	$18,705
Accrued payroll and employee-related liabilities	32,913	29,360
Current deferred revenue	5,921	6,413
Current operating lease liabilities	13,014	13,036
Current maturities of long-term debt	396	413
Due to related parties	81	2,314
Income taxes payable	3,161	3,020
Total current liabilities	73,726	73,261

Non-current liabilities
Non-current deferred revenue	1,503	1,383
Non-current operating lease liabilities	61,058	64,854
Long-term debt	581	600
Other non-current liabilities	2,573	3,262
Total non-current liabilities	65,715	70,099
Total liabilities	139,441	143,360

Stockholders' equity
Common stock	2	2
Additional paid-in capital	206,323	204,734
Treasury stock	(5,726)	(3,682)
Accumulated other comprehensive loss	(7,207)	(6,312)
Accumulated deficit	(37,353)	(44,778)
Total stockholders' equity	156,039	149,964
Total liabilities and stockholders' equity	$295,480	$293,324

IBEX Limited
Unaudited Consolidated Statements of Comprehensive Income

	Three Months Ended September 30,
	2023	2022
Revenue	$124,609	$127,805

Cost of services (exclusive of depreciation and amortization presented separately below)	88,196	96,153
Selling, general and administrative	23,040	19,305
Depreciation and amortization	5,042	4,677
Total operating expenses	116,278	120,135

Income from operations	8,331	7,670

Interest income	586	48
Interest expense	(104)	(148)
Income before income taxes	8,813	7,570

Provision for income tax expense	(1,388)	(1,047)
Net income	$7,425	$6,523

Other comprehensive income / (loss)
Foreign currency translation adjustments	$(701)	$(1,677)
Unrealized loss on cash flow hedging instruments, net of tax	(194)	(261)
Total other comprehensive loss	(895)	(1,938)
Total comprehensive income	$6,530	$4,585

Net income per share
Basic	$0.41	$0.36
Diluted	$0.39	$0.35

Weighted average common shares outstanding
Basic	18,287	18,141
Diluted	18,898	18,641

IBEX Limited
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,425	$6,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,042	4,677
Noncash lease expense	3,225	3,554
Warrant contra revenue	287	286
Deferred income tax	244	292
Share-based compensation expense	848	1,122
Allowance of expected credit losses	11	2
Change in assets and liabilities:
Increase in accounts receivable	(3,792)	(6,891)
Increase in prepaid expenses and other current assets	(1,256)	(143)
Increase in accounts payable and accrued liabilities	206	869
Decrease in deferred revenue	(372)	(1,265)
Decrease in operating lease liabilities	(3,184)	(3,464)
Net cash inflow from operating activities	8,684	5,562

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,052)	(3,558)
Net cash outflow from investing activities	(2,052)	(3,558)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	37	9,355
Repayments of line of credit	(89)	(14,000)
Repayment of debt	—	(2,686)
Proceeds from the exercise of options	5	21
Principal payments on finance leases	(88)	(80)
Purchase of treasury shares	(1,832)	(276)
Net cash outflow from financing activities	(1,967)	(7,666)
Effects of exchange rate difference on cash and cash equivalents	(65)	(318)
Net increase / (decrease) in cash and cash equivalents	4,600	(5,980)
Cash and cash equivalents, beginning	57,429	48,831
Cash and cash equivalents, ending	$62,029	$42,851

IBEX Limited
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income and adjusted earnings per share
We define adjusted net income as net income before the effect of the following items: warrant contra revenue, foreign currency gains, and share-based compensation expense, net of the tax impact of such adjustments. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding. The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

($000s, except per share amounts)	Three Months Ended September 30,
	2023	2022
Net income	$7,425	$6,523
Net income margin	6.0%	5.1%

Warrant contra revenue	287	286
Foreign currency gains	(797)	(849)
Share-based compensation expense	848	1,122
Total adjustments	$338	$559
Tax impact of adjustments[1]	(189)	(284)
Adjusted net income	$7,574	$6,798
Adjusted net income margin	6.1%	5.3%

Diluted earnings per share	$0.39	$0.35
Per share impact of adjustments to net income	0.01	0.01
Adjusted earnings per share	$0.40	$0.36

Weighted average diluted shares outstanding	18,898	18,641
1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: interest income, warrant contra revenue, foreign currency gains and share-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue. The following table provides a reconciliation of net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three months ended September 30,
($000s)	2023	2022
Net income	$7,425	$6,523
Net income margin	6.0%	5.1%

Interest expense	104	148
Income tax expense	1,388	1,047
Depreciation and amortization	5,042	4,677
EBITDA	$13,959	$12,395
Interest income	(586)	(48)
Warrant contra revenue	287	286
Foreign currency gains	(797)	(849)
Share-based compensation expense	848	1,122
Adjusted EBITDA	$13,711	$12,906
Adjusted EBITDA margin	11.0%	10.1%
EXHIBIT 3: Free cash flow
We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three months ended September 30,
($000s)	2023	2022
Net cash provided by operating activities	$8,684	$5,562
Less: capital expenditures	2,052	3,558
Free cash flow	$6,632	$2,004
EXHIBIT 4: Net cash
We define net cash as total cash and cash equivalents less debt.

	September 30,	June 30,
($000s)	2023	2023
Cash and cash equivalents	$62,029	$57,429

Debt
Current	$396	$413
Non-current	581	600
Total debt	$977	$1,013
Net cash	$61,052	$56,416